EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, (“Agreement”) is made by and between Veri Medtech Holdings, Inc. (“Employer”) and _________________ (“Employee”).

A.

Employee desires to be employed by Employer and Employer desires to employ the services of Employee as Chief Executive Officer (“CEO”) to perform services consistent with that position and to perform such other services as may be assigned by the Employer;

B.

Upon execution of this Agreement, any prior employment agreement between Employer and Employee, whether oral or written, will have no force and effect with respect to the terms and conditions of Employee’s employment and will be replaced and superseded by the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other good and valuable consideration (including continued employment), the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

1. Employment. Employer hereby employs Employee to perform all duties consistent with Employee’s position as _____________ and associated therewith.

2. Term of Employment. The term of this Agreement shall commence as of the date signed by Employer herein and shall remain in full force and effect until terminated as set forth in paragraph 3.

3. Termination.

A.	This Agreement shall continue in full force and effect, until such time as Employee and Employer mutually agree to its termination.

B.

Death of Employee. This Agreement shall terminate upon the death of Employee. Employee’s spouse or other designated beneficiary shall be entitled to receive any unpaid compensation owed Employee under this Agreement.

C.	Retirement of Employee. This Agreement shall terminate upon the retirement of Employee.

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4.

Compensation. As compensation while employed hereunder, Employee, during the satisfactory performance of Employee’s duties and obligations, shall be entitled to compensation from Employer that is commensurate with his duties and responsibilities. Employer shall pay Employee an annual salary equal to $____________________. Employee shall also receive bonus compensation of up to ____________% of Employee’s annual salary for attaining annual company goals and objectives. Compensation, Benefits and participation in the Company Stock Incentive Program shall not be modified without prior mutual agreement between Employer and Employee.

5.

Benefits. Employee is eligible for participation in and will receive benefits under the retirement, welfare, and fringe benefit plans, policies and programs generally applicable to employees of the company, subject to the eligibility and participation requirements of such plans, policies and programs. Employee shall also be reimbursed for any whole life insurance benefit.

6.

Incentive Compensation. Employee shall be issued ________________ of Employer’s common shares, subject to the terms of Employer’s Stock Incentive Plan (the “Plan”), upon the successful execution of an initial public offering (IPO) of the Employer (the “Earn-Out Shares”), vesting over 36 months, as incentive compensation for continual attainment and achievement of goals and objectives and provided since inception to Employer: invaluable and focused management, direction, vision, leadership while consistently achieving financial results, goals and objectives. Compensation, Benefits and Employee’s Earn-Out Shares shall not be modified without prior mutual written agreement between Employer and Employee. Employee shall also participate in any Employer bonus or incentive compensation programs. In the event of any merger, acquisition or change of control of Employer, all of Employee’s Earn-Out Shares shall immediately vest, and Employee’s salary and Benefits shall continue for a period of thirty- six (36) months thereafter, including annual bonus compensation.   Earn-Out Shares shall be eligible to Employee as follows:

(a)

if the dollar volume-weighted average price (“VWAP”) of the Company’s common stock equals or exceeds $__________ per share for any 20-trading days within any 30-trading day period  during the period beginning on the effective date of the Company’s listing on the NYSE American stock exchange, and ending on the 18-month anniversary thereof, the Company shall issue ____________ an aggregate of ____________ Earnout Shares.

(b)

if the VWAP of the Company’s common stock equals or exceeds $__________ per share for any 20 trading days within any 30-trading day period during the period beginning on the effective date of the 18-month of the anniversary of the Company’s listing on the NYSE American stock exchange, and ending on the second anniversary thereof, the Company shall issue to ________________ an additional aggregate of ___________ Earnout Shares.

(c)

if the VWAP of the Company’s common stock equals or exceeds $___________ per share for any 20 trading days within any 30-trading day period during the period beginning on the effective date of the second anniversary of the Company’s listing on the NYSE American stock exchange, and ending on the third anniversary thereof, the Company shall issue to _____________ an additional aggregate of ________________Earnout Shares.

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7.

Covenant Not to Compete. Employee acknowledges that during the course of Employee’s employment, Employee will acquire proprietary and confidential information about Employer’s business, including, but not limited to, its customers, suppliers, prices, techniques, methods, sales strategies and other information, some of which may be regarded and treated by Employer as trade secrets, and/or that Employee will be responsible for contacting and developing relationships with Employer’s customers. In order to protect Employer’s critical interest in these relationships and information, Employee covenants as follows:

A. Employee agrees that during the course of Employee’s employment and for a period of one (1) year following his last day of employment, Employee will not, directly or indirectly, compete with Employer by engaging, in any competitive capacity, in any business providing the same or similar products and/or services as are provided by Employer as of the last day of Employee’s employment. Such restriction shall apply only in the states where Employer is doing business as of the last day of Employee’s employment. This restriction is reasonable based on Employee’s substantial and intimate knowledge of and responsibility for Employer’s entire operations in all states.

B. If any provision of this paragraph 8 relating to the time period, geographic area or scope of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period, geographic area or scope, as applicable, that such court deems reasonable and enforceable, said time period, geographic area or scope shall be deemed to be, and thereafter shall become, the maximum time period, scope or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

C. Employer and Employee have examined in detail this restrictive covenant and agree that the restraint imposed upon Employee is reasonable in light of the legitimate interests of Employer and in light of Employee’s high-level position with the company and his expansive knowledge of Employer, and it is not unduly harsh upon Employee’s ability to earn a livelihood.

8.

Non-Solicitation of Customers. Employee agrees that during his employment with Employer and for a period of one (1) year following the last day of Employee’s employment, however such termination is affected, Employee shall not, directly or indirectly, for himself or on behalf of another person or entity, solicit or accept competing business from customers of Employer to whom Employer sold and/or provided products and/or services within the two-year period prior to Employee’s last day of employment. Employee specifically agrees not to solicit Amazon business or accept Amazon business as part of this non-solicitation of customers provision.

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9.

Non-Solicitation of Employees/Agents. Employee further agrees that during his employment with Employer, and for a period of one (1) year following the last day of Employee’s employment, however such termination is affected, Employee shall not, directly or indirectly, for himself or on behalf of another entity or person, recruit, solicit or induce any of Employer’s employees, agents, consultants or representatives, as of his last day of employment, to leave Employer for any reason or to hire any of Employer’s employees, agents, consultants or representatives.

10.	Non-Disclosure of Confidential Information.

A. Employee agrees to hold in strict confidence and safeguard any information of or about Employer gained by Employee in any manner or from any source during and through the course of Employee’s employment. Employee shall not, without the prior written consent of Employer, misappropriate, disclose, use or make available to anyone for use outside Employer’s organization at any time, either during Employee’s employment or subsequent to Employee’s last day of employment, any information, data, trade secrets and/or proprietary information, in whatever form, whether oral, written or electronic, about Employer and/or its techniques, customers or suppliers whether or not such information was developed by Employee, except as required in the performance of Employee’s duties for Employer.

B. Employee understands and agrees that any information, data and/or trade secrets about Employer or Employer’s customers or suppliers is the property of Employer and is essential to the protection of Employer’s goodwill and to the maintenance of Employer’s competitive position and accordingly should be kept secret. Such information, data, trade secrets and/or proprietary information shall include, but not be limited to, any information containing or concerning Employer’s products, services, sales, sales volume, sales methods, sales proposals, promotional plans and strategies, pricing strategies, purchasing, accounting and financial information, marketing, customers and prospective customers, suppliers, pricing information, inventions, research, development, methods, designs, techniques, computer programs, hardware, software, system documentation, manuals, machines, compositions, ideas, improvements, or any other records or information belonging to Employer or relating to Employer’s business. Employee further understands that, as a general rule, any unpublished information is secret and confidential. In any case where doubt arises, Employee shall obtain written permission from Employer before using or divulging the information in question.

11.	Disclosure of Materials and Inventions.

A. Employee shall disclose fully and promptly to Employer (or any persons designated in writing by it) any and all conceptions and ideas for inventions, improvements, designs, valuable discoveries, and/or manufacturing methods or processes, whether or not patentable or registerable under copyright or similar statutes that are conceived and/or made by Employee, in whole or in part, solely or jointly with another, during the period of employment and that are directly related to the business or activities of Employer and/or resulting from the use of the premises or property of Employer (all such discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, programs, strategies, know-how, and data are hereinafter referred to as “Inventions”) regardless of whether or not such ideas, inventions, or improvements qualify as “works for hire.” Employee hereby assigns and agrees to assign all Employee’s interests therein to Employer or its nominee. Employee further agrees to take no legal action that might inhibit, hinder or delay Employer’s ability to obtain patents and/or copyrights, with respect to, and otherwise protect its rights in or realize the benefits of, any and all Intellectual Property and/or confidential information of Employer and shall, whenever requested to do so by Employer (but without out-of-pocket expense to Employee), execute any and all applications, assignments, or other instruments that Employer shall deem necessary to apply for and obtain copyrights and/or Letters Patent of the United States or any foreign country or to otherwise protect Employer’s interest therein.

B. The foregoing rights requiring Employee to assign Employee’s rights in any Invention to Employer shall not apply to an Invention for which no equipment, supplies, facility, or trade secret information of Employer was used and which was developed entirely on Employee’s own time and which does not relate either to the business of Employer or to Employer’s anticipated business or which does not result from any work performed by Employee for Employer. Employee understands, however, that Employee bears the full burden of proving to Employer that an Invention is not required to be assigned to it and is exempted under the foregoing provisions of this paragraph, and that unless Employee has fully disclosed such Invention to Employer in a timely manner and made claim to it immediately after discovery, it shall be conclusively presumed that the Invention belongs to Employer.

12.

Return of Materials. On the last day of Employee’s employment with Employer or, with Employer’s approval, promptly thereafter, Employee shall deliver to Employer all property, records, vehicles, computers, phones, materials, documents, and/or copies of documents concerning Employer’s business and/or its customers (hereinafter collectively “Employer Materials”) which Employee has in Employee’s possession or under Employee’s control on the last day of Employee’s employment. Employee further agrees not to take or extract any portion of Employer Materials in written, computer, electronic or any other reproducible form without the prior written consent of the Employer.

13.

Opportunity for Review. Employee understands the nature of the burdens imposed by the restrictive covenants contained in this Agreement. Employee acknowledges that he is entering into this Agreement on his own volition, and that he has been given the opportunity to have this Agreement reviewed by the person(s) of his choosing. Employee represents that upon careful review, he knows of no reason why any restrictive covenant contained in this Agreement is not reasonable and enforceable.

14.

Restrictive Covenants of the Essence. The restrictive covenants upon the Employee set forth herein are of the essence of this Agreement; they shall be construed as independent of any other provision in this Agreement. The existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Employer of the restrictive covenants contained herein.

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15.	Injunctive Relief.

A. Employer and Employee agree that irreparable injury will result to Employer in the event Employee violates any restrictive covenant or affirmative obligation contained in this Agreement, and Employee acknowledges that the remedies at law for any breach by Employee of such provisions will be inadequate and that Employer shall be entitled to injunctive relief against Employee, in addition to any other remedy that is available, at law or in equity.

B. Employee agrees that the non-competition, non-solicitation, and non- disclosure obligations contained herein shall be extended by the length of time which Employee shall have been in breach of any of said provisions. Accordingly, Employee recognizes that the time periods included in the restrictive covenants contained herein shall begin on the date a court of competent jurisdiction enters an order enjoining Employee from violating such provisions unless good cause can be shown as to why the periods described should not begin at that time.

16.

Succession and Assignability. The obligations of Employee under paragraphs 8-11 of this Agreement shall continue after the termination of his employment and shall be binding on Employee’s heirs, executors, legal representatives and assigns. Such obligations shall inure to the benefit of any successors or assigns of Employer. Employee specifically acknowledges and agrees that in the event of a sale of all or substantially all of the assets or stock of Employer, or any other event or transaction resulting in a change of ownership or control of Employer’s business, the rights and obligations of the parties hereunder shall inure to the benefit of any transferee, purchaser, or future owner of Employer’s business.

17.

Severability. It is the intention of the parties that the provisions of the restrictive covenants herein shall be enforceable to the fullest extent permissible under the applicable law. If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable. This paragraph 18 is in addition to, and separate from, the severability provisions of paragraph 8 of this Agreement.

18.

Miscellaneous. Employer shall pay, indemnify and hold Employee harmless against all costs and expenses (including reasonable attorneys’ fees) incurred by Employee during the term of this Agreement, as well as provide coverage to Employee under Employer’s D&O coverage liability insurance program. Any and all disputes under this Agreement shall be settled via negotiation, mediation and/or arbitration, with Employer responsible for all fees or costs in the settlement of any dispute.

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19.

Integration and Modification. This Agreement constitutes the entire agreement of the parties concerning their employment arrangement and supersedes all other prior to contemporaneous agreements, written and oral between Employer and Employee. No modification or waiver of any covenant, condition or limitation contained herein shall be valid unless done in writing and duly executed by both parties hereto.

20.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

_______________________________
Date	(Employee)

_______________________________	By:
Date	Veri Medtech Holdings, Inc.

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